UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010

Fresh Start Private Management Inc.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-153381
(Commission File Number)

26-3550286
(IRS Employer Identification No.)

999 N. Tustin Ave
 999 N. Tustin Ave Suite 16 Santa Ana, Ca, 92705
 (Address of principal executive offices)(Zip Code)

714-541-6100
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 22, 2010, Michael Cetrone resigned as President and Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and as a member of the Board of Directors of Fresh Start Private Management, Inc. (the “Company”).

Concurrent with Mr. Cetrone’s resignation, Dr. Jorge Adrade, was appointed Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.  Dr. Andrade was already a member of the Board of Directors of the Company.

Dr. Jorge Andrade Jr., age 40 is founder, CEO and President of West Coast Consulting Inc. since 2004. Dr. Andrade is a Licensed Medical Interpreter, and co‐founder of TM Cube Medical LLC. Dr. Andrade has exceptional knowledge of starting, building and managing small businesses.

He is a recognized specialist in implementing systems for small businesses day to day. DR. Andrade is bilingual and fluent in both Spanish and English; he served on a Health Advisory Board for the Long Beach Head Start Program. As a President of West Consulting Inc., he supervisors and manages the interpreting department for Core Medical Management Inc., Pro – Legal Services Inc., and manages the day to day operations of Colgate’s, BSBF.

Concurrent with Mr. Cetone’s resignation, Neil Muller, was appointed President, Mr. Muller was already a member of the Board Of Directors.

Mr. Neil Muller, age 51 has more than 20 years experience in the field of property development, commercial and residential sales and business management. Neil graduated with   his bachelor degree in business management at Sydney University.

For the last 5 years Neil has been developing and working with Fresh Start Private Australia alcohol recovery program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Fresh Start Private Management, Inc.  (Registrant)

Date: November 24 ,2010	By:	/s/	Jorge Andrade
Name: Jorge Andrade
Title: Chief Executive Officer